EXHIBIT 3.1

                                                          STATE OF DELAWARE
                                                         SECRETARY OF STATE
                                                      DIVISION OF CORPORATIONS
                                                   DELIVERED 06:55 PM 02/04/2005
                                                      FILED 06:08 PM 02/04/2005
                                                    SRV 050095414 - 3794132 FILE

                          CERTIFICATE OF INCORPORATION

                                       OF

                          PACIFIC ENERGY RESOURCES LTD.

                                   ARTICLE I.

         The name of this Corporation is PACIFIC ENERGY RESOURCES LTD.

                                   ARTICLE II.

         The address of the registered office of the Corporation in the State of Delaware and the County of Kent is 9 East Loockerman Street, Suite 1B, Dover, DE 19901 and the name of the registered agent at that address is National Registered Agents, Inc.

                                  ARTICLE III.

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV.

         The name of the Corporation's incorporator is Vladimir Katie and the incorporator's mailing address is 1065 West Pier E Street, Long Beach, California 90802-1015.

                                   ARTICLE V.

         This Corporation is authorized to issue one class of stock to be designated "Common Stock," The total number of shares which the Corporation is authorized to issue is One Hundred Million (100,000,000) shares, all of which shall be designated Common Stock, par value $0.0001.

                                   ARTICLE VI.

         A director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

         Any repeal or modification of the foregoing provisions of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE VII.

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

                                  ARTICLE VIII.

         Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                   ARTICLE IX.

         The number of directors which shall constitute the whole Board of Directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation or in an amendment thereof duly adopted by the Board of Directors of the Corporation or by the stockholders of the Corporation.

                                   ARTICLE X.

         Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation.

                                   ARTICLE XI.

         Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

                                  ARTICLE XII.

         The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware

         IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation this 11th day of January 2005.

                                                 /S/ VLADIMIR KATIC
                                                 -------------------------------
                                                 Vladimir Katic, Incorporator



                                      -3-